Exhibit 99

NEWS RELEASE

[LOGO]

For Immediate Release

Contact:                 Chris Neff
435-645-8898
cneff@nicusa.com

NIC Wins South Carolina Web Portal Management Contract

South Carolina signs multi-year self-funding portal agreement

COLUMBIA, S.C. – April 5, 2005 – The state of South Carolina has chosen a subsidiary of NIC (Nasdaq: EGOV) to build and manage its enterprise eGovernment Web portal for up to five years.

South Carolina has signed a one-year agreement for eGovernment services that has renewal options through 2010.  NIC’s South Carolina Interactive subsidiary will deploy the self-funded model to provide the infrastructure and staff expertise required to develop, maintain, and host the eGovernment portal.  South Carolina will retain ownership of the content, data, and statutory fees.

South Carolina Interactive plans to hire more than a dozen employees in Columbia over time to support the state’s eGovernment operations.

The state issued its bid for eGovernment services in November 2003 and awarded the contract to NIC from a field of 11 competitors that included BearingPoint, IBM, and Official Payments Corp.  The master contract and agreement that secured the initial funding source were approved by South Carolina’s E-Government Oversight Committee and finalized on March 30, 2005.

The first new service is expected to launch this summer, and South Carolina Interactive is currently working with state agencies and South Carolina’s E-Government Oversight Committee to identify and prioritize new applications to be introduced during the first year of the contract.

As part of the contract, South Carolina Interactive will also redesign the state’s official Web portal (www.mySCgov.com) with customization and personalization features to make it easier to find state information and services online.  In addition, more than 30 existing services with online payment functionality will be transitioned to NIC’s payment engine.

According to the 2000 U.S. Census, South Carolina’s population has risen to more than four million citizens.

“We are honored that South Carolina has chosen NIC to expand its eGovernment offerings, and we look forward to delivering immediate and lasting results to the state’s citizens and businesses,” said Jeff Fraser, NIC’s Chief Executive Officer.

Through its subsidiaries, NIC manages official state portals and outsourced eGovernment services for 16 other states, including Virginia, Indiana, Tennessee, Kentucky, Alabama, Oklahoma, and Kansas.

First Quarter and Updated Full-Year 2005 Outlook
For full-year 2005, NIC’s projections have been updated to reflect a partial year of revenues from the South Carolina contract.  NIC now expects total revenues of $59.1 - $60.7 million, portal revenues of $54.4 - $55.7 million, and software and services revenues of $4.7- $5.0 million. The Company expects operating income between $13.7 - $14.3 million and net income of $8.3 - $8.7 million.

For first quarter 2005, NIC reiterates its current guidance of total revenues of $14.2 - $14.6 million, portal revenues of $13.2 - $13.4 million, and software and services revenues of $1.0 - $1.2 million.  The Company also anticipates operating income between $3.1 - $3.3 million and net income of $1.9 - $2.0 million.

South Carolina Contract Announcement Earnings Call and Webcast Details
NIC will host a conference call at 9:00 a.m. (EST) on Wednesday, April 6, 2005, to discuss the South Carolina contract with investors.  Dial-in and Webcast information is listed below.

Dial-In Information Wednesday, April 6, 2005 9:00 a.m. (EST)
Call bridge:	1-800-240-6709
Call leaders:	Jeff Fraser, Chief Executive Officer
Harry Herington, Chief Operating Officer
Eric Bur, Chief Financial Officer

A replay of the call will be available until 11:00 p.m. (EST) on April 13 by dialing 1-800-405-2236 and using passcode 11027783.

Webcast Information
Wednesday, April 6, 2005
9:00 a.m. (EST)

To sign in and listen:  The Webcast system is available at www.nicusa.com/investor.

Some users may need to refresh their browsers to view the Webcast information.  A replay of the Webcast will be available until 5:00 p.m. (EDT) on July 6, 2005, by visiting www.nicusa.com/investor.

About NIC
NIC manages more eGovernment services than any provider in the world.  The company helps government communicate more effectively with citizens and businesses by putting essential services online.  NIC provides eGovernment solutions for 2,000 state and local agencies that serve more than 55 million people in the United States.  Additional information is available at www.nicusa.com.